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                                                                     EXHIBIT 5.1


June 12, 2003


Grant Park Futures Fund Limited Partnership
c/o Dearborn Capital Management, L.L.C.
550 West Jackson Boulevard, Suite 1300
Chicago, Illinois 60661

Re:      Grant Park Futures Fund Limited Partnership
         Registration Statement on Form S-1
         ----------------------------------

Dear Ladies and Gentlemen:

         We have acted as counsel to Grant Park Futures Fund Limited Partnership, an Illinois limited partnership (the "PARTNERSHIP"), and its general partner, Dearborn Capital Management, an Illinois limited liability company (the "GENERAL PARTNER"), in connection with the preparation and filing of a registration statement on Form S-1, as amended (File No. 333-104317) (the "REGISTRATION STATEMENT"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"). The Registration Statement relates to the offering of up to $20,000,000 in aggregate amount of Class A limited partnership units and $180,000,000 in aggregate amount of Class B limited partnership units (together, the "UNITS"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of officers and employees of, and accountants for, the Partnership and the General Partner. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (a) the Registration Statement, (b) the Amended and Restated Certificate of Limited Partnership of the Partnership, (c) the Third Amended and Restated Limited Partnership Agreement of the Partnership ("THE LIMITED PARTNERSHIP AGREEMENT"); and (d) the form of Selling Agreement (the "SELLING AGREEMENT") proposed to be entered into between the General Partner and each of UBS Financial Services Inc., A.G. Edwards & Sons, Inc. and Fahnestock & Co. Inc. as lead selling agents.

         In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the General Partner or the Partnership, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also

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Grant Park Futures Fund Limited Partnership
June 12, 2003
Page 2

assumed the due authorization by all requisite action, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

         Based upon and subject to the foregoing, it is our opinion that, assuming (i) the due authorization, execution and delivery to the General Partner of the subscription agreement and power of attorney and the subscription requirements acknowledgment (collectively, the "SUBSCRIPTION AGREEMENT") by each subscriber for Units (the "SUBSCRIBERS") and all other parties thereto, (ii) the due acceptance by the General Partner of the admission of the Subscribers as limited partners of the Partnership to the Partnership, (iii) the payment by each Subscriber to the Partnership of the full consideration due from it for the Units subscribed to by it, (iv) that the books and records of the Partnership set forth all information required by the Limited Partnership Agreement and the Revised Uniform Limited Partnership Act of the State of Illinois, including all information with respect to all persons and entities to be admitted as partners and their contributions to the Partnership, (v) that the Subscribers, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, and (vi) that the Units are offered and sold as described in the Registration Statement, the Limited Partnership Agreement and the Selling Agreement, the Units to be issued to the Subscribers will represent valid limited partner interests in the Partnership and will be fully paid and nonassessable limited partner interests in the Partnership, as to which the Subscribers, as limited partners, will have no liability in excess of their obligation to make payments provided for in the Limited Partnership Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a limited partner to repay any funds wrongfully distributed to it).

         Our opinion expressed above is limited to the Revised Uniform Limited Partnership Act of the State of Illinois, the applicable provisions of the Illinois constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

         We hereby consent to use of our name under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement and to use of this opinion for filing as Exhibit 5.1 to the Registration Statement.

Very truly yours,


/s/ Katten Muchin Zavis Rosenman

KATTEN MUCHIN ZAVIS ROSENMAN